Exhibit 99.1

Audacy Provides Capital Structure Update

Continues to Engage in Discussions with Lenders to Deleverage Balance Sheet and Improve Capital Structure to Position Company for Long-Term Growth

Elects to Utilize Grace Period for Interest Payment Due on Senior Secured 2029 Notes

Decision Does Not Impact Day-to-Day Operations or Other Obligations to Advertisers, Employees or Other Stakeholders

Philadelphia, PA – October 2, 2023 – Audacy, Inc. (NYSE: AUD; OTC: AUDA) (the “Company” or “Audacy”) today provided an update on its ongoing discussions with lenders to refinance its debt and optimize the Company’s balance sheet to position the Company for long-term growth, capitalizing on its scaled leadership position across the audio market.

To continue to facilitate its discussions with lenders, Audacy has elected to utilize the 30-day grace period for the cash interest payment in the amount of approximately $18 million, due on September 30, 2023 (and payable on October 2, 2023, the next succeeding business day), to holders of its 6.75% senior secured second-lien Notes (“the Notes”) due March 31, 2029. Audacy intends to utilize the 30-day grace period to continue its dialogue with lenders regarding a potential plan to strengthen its capital structure to support Audacy’s strong operating business and position Audacy for long-term growth.

Audacy’s decision does not impact any of its business operations or obligations to advertisers, employees, suppliers or other stakeholders. Audacy continues to focus on growing and enhancing its capabilities as a leading, multi-platform audio content and entertainment company.

“We continue to engage in discussions with our lenders as we execute on our overall growth strategy and remain focused on investing in our people, platform, content and technology capabilities to serve our listeners and customers,” said David Field, Chairman, President and Chief Executive Officer of Audacy. “We continue to drive progress across our key performance metrics, meaningfully advance our ad tech and product roadmap and enter new partnerships to enhance content, distribution and monetization opportunities.”

The decision to utilize the grace period will not trigger an event of default under the indenture governing the Notes, and the Company retains the right to make the interest payment to the holders of the Notes through the end of the grace period.

About Audacy

Audacy, Inc. is a leading multi-platform audio content and entertainment company with the country’s best collection of local music, news and sports brands, a premium podcast creator, major event producer and digital innovator. Audacy engages 200 million consumers each month, bringing people together around content that matters to them. Learn more at www.audacyinc.com, Facebook (Audacy Corp), Twitter (@AudacyCorp), LinkedIn (@Audacy-Inc), Instagram (@lifeataudacy) and Threads (@AudacyCorp).

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements about the Company’s ability to improve its capital structure, refinance its debt, optimize its balance sheet and manage its business without disruption during its ongoing discussions with lenders and the Company’s expectation for long-term growth, are based upon current expectations and involve certain risks and uncertainties. Additional information and key risks applicable to these statements are described in the Company’s reports on Forms 8-K, 10-Q and 10-K, and other filings the Company makes with the Securities and Exchange Commission. All of the forward-looking statements in this press release are qualified by these cautionary statements, and actual results or developments may differ materially from those in these forward-looking statements. The Company assumes no obligation to publicly update or revise any forward-looking statements

Contacts

David Heim

Audacy

212-649-9676

David.Heim@audacy.com